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                                                                    EXHIBIT 99.1

          INVESTOR CONTACT: Joseph Gaynor, III     MEDIA CONTACT: Barbara Gora
                            Goss Graphic                          Goss Graphic
[GRAPHIC                    Systems, Inc.                         Systems, Inc.
 OMITTED]                   (630) 850-4200                        (630) 850-6043

                                                                  Ellen Gonda
                                                                  Gavin Anderson
                                                                  & Company
                                                                  (212) 373-0231


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          FOR IMMEDIATE RELEASE                                   NEWS RELEASE


          GOSS GRAPHIC SYSTEMS ANNOUNCES NEW FINANCING, CREDITOR AGREEMENTS
                             AND RESTRUCTURING PLAN

WESTMONT, ILL, July 30, 1999 - Goss Graphic Systems, Inc. announced today that it has reached an agreement on a restructuring of the Company with noteholders holding more than two-thirds of the Company's'12% Senior Subordinated Notes due 2006, lenders under the Company's $200 million revolving credit facility and its principal stockholder, Stonington Partners.

Under the agreement, the noteholders will exchange the $225 million principal amount of notes currently outstanding for a new $112.5 million note issue and certain new stock of the Company. The Company's lenders and Stonington will jointly provide an additional $100 million of liquidity and capital.

The parties have agreed to implement the agreement through a prearranged Chapter 11 proceeding, initiated today in the U.S. Bankruptcy Court for the District of Delaware. The Company's European and Asian subsidiaries are not included in the Chapter 11

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proceeding. To ensure that the Company has adequate working capital to operate its business normally during the restructuring proceedings, it has secured a commitment for up to $50 million in new interim financing to be provided jointly by certain of its bank lenders and its principal shareholder Stonington Partners.

         "We are very pleased to have attracted such a high level of support from our noteholders on a restructuring plan that will permit Goss to obtain new financing and reduce our indebtedness," said Goss Chairman, President and Chief Executive Officer Jim Sheehan. "Such support indicates a high likelihood of success for timely and efficient implementation of our restructuring plan. Our agreement also permits uninterrupted service to our valued customers, while enabling us to continue to implement our operating turnaround. We are confident that with the support of employees, suppliers, creditors and customers a successful reorganization will be achieved."

         "We believe this restructuring of our capital base will place us on a solid financial path today and in the future," Sheehan continued. He added that he expects the Company to emerge from Chapter 11 proceedings within the next several months.

         In the interim, the Company plans to continue to pay employee wages, salaries and benefits as usual. The Company will pay for the post-petition delivery of goods and services in the ordinary course of business. Under the restructuring plan, the claims of all creditors, including trade creditors, will either not be impaired by the plan or will be paid in full over time.

         This financial restructuring is the culmination of Goss' efforts to identify and address challenges facing the Company. The Company has implemented an operational turnaround of the Americas business unit under a new organizational structure and a new management team,

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implemented cost reductions initiatives, refined its product portfolio and installed a new enterprise software system. Other elements of this turnaround plan will be expedited in conjunction with the Company's financial restructuring.

         Goss Graphic Systems, Inc. is a global leader in the manufacturing of advanced technology web offset equipment for the newspaper and commercial printing industries. In business since 1885, the Company supplies a broad range of printing press equipment. It is the only leading press supplier with manufacturing facilities in each of the world's major press markets --- the Americas, Europe and Asia.

         Certain of the statements contained in this press release are forward-looking. While the Company believes that these statements are accurate, the Company's business is dependent upon general economic conditions and various conditions specific to its industry, and future trends and results cannot be predicted with certainty.